  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1994.



                                                 REGISTRATION NO. 33-70610
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                           AMENDMENT NO. 2

                                    TO
                                   FORM S-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      DAIRY MART CONVENIENCE STORES, INC.
                             AND OTHER REGISTRANTS
                    (SEE TABLE OF OTHER REGISTRANTS BELOW)

       (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                     04-2497894
 (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                               ONE VISION DRIVE
                          ENFIELD, CONNECTICUT 06082
                                (203) 741-4444
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF THE REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                FRANK COLACCINO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      DAIRY MART CONVENIENCE STORES, INC.
                               ONE VISION DRIVE
                               ENFIELD, CT 06082
                                (203) 741-4444
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                WITH COPIES TO:

       STANFORD N. GOLDMAN, JR.         WILLIAM F. SCHWITTER DORSEY & WHITNEY
  SCHATZ & SCHATZ, RIBICOFF & KOTKIN
         90 STATE HOUSE SQUARE                     350 PARK AVENUE
          HARTFORD, CT 06103                     NEW YORK, NY 10022
            (203) 522-3234                         (212) 415-9200
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If the Registrants elect to deliver their latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item
11(a)(1) of this Form, check the following box. [_]
                                ---------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               OTHER REGISTRANTS

   EXACT NAME OF                                  STATE OR          I.R.S.
   REGISTRANT AS                             OTHER JURISDICTION    EMPLOYER
 SPECIFIED IN ITS                             OF INCORPORATION  IDENTIFICATION
      CHARTER                                 OR ORGANIZATION       NUMBER
 ----------------                            ------------------ --------------
Dairy Mart East, Inc.                           Rhode Island      04-2741427
Dairy Mart Farms, Inc.                          Connecticut       06-0937127
Dairy Mart, Inc.                               Massachusetts      04-2235065
CONNA Corporation                                 Kentucky        61-0960167
The Lawson Company                                Delaware        36-2998715
D.M. Insurance Limited                            Bermuda         98-0122232
LMC, Inc.                                           Ohio          34-1225236
SNG of Southern Minnesota, Inc.                     Ohio          31-0744171
The Lawson Milk Company                             Ohio          34-0352180
Golden Stores, Inc.                                 Ohio          34-1256236
Lakeside Wholesale, Inc.                            Ohio          34-1338109
Quik Shops, Inc.                                    Ohio          34-1126799
Open Pantry Properties, Inc.                        Ohio          34-0898645
Remote Services, Inc.                             Kentucky        61-0667027
Convenient Industries of America, Inc.            Kentucky        61-0567766
Oscar Ewing, Inc.                                 Kentucky        61-0187240
Convenient Gasoline, Inc.                         New York        61-0667027
Jackson County Grocery Co., Inc.                  Indiana         35-1460917
Greenwell Grocery Co., Inc.                       Indiana         61-0999843
CIA Food Marts, Inc.                              New York        62-0941344
Food Merchandisers, Incorporated               North Carolina     56-0889198
Dairy Mart Convenience Stores of Ohio, Inc.         Ohio          34-1606435

The purpose of this Amendment No. 2 to the Registration Statement on Form S-2 (File No. 33-70610) is to file as Exhibit 4.1 the form of indenture and as
Exhibit 4.2 the form of Senior Subordinated Note and Form of Notation of Guarantee which are included as exhibits to the indenture.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18TH DAY OF FEBRUARY, 1994.

                                          Dairy Mart Convenience Stores, Inc.

                                                   /s/ Frank Colaccino
                                          By __________________________________
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Frank Colaccino
- ------------------------------------  President, Chief Executive    February 18, 1994
          Frank Colaccino              Officer and Director
                                       (Principal Executive
                                       Officer)

       /s/ Gregory G. Landry
- ------------------------------------  Executive Vice President,     February 18, 1994
         Gregory G. Landry             Chief Financial Officer,
                                       and Director (Principal
                                       Financial and Accounting
                                       Officer)

       /s/ Frank W. Barrett
- ------------------------------------  Director                      February 18, 1994
          Frank W. Barrett
     /s/ Mitchell J. Kupperman
- ------------------------------------  Director                      February 18, 1994
       Mitchell J. Kupperman
- ------------------------------------  Director                      February 18, 1994
          Theodore W. Leed
- ------------------------------------  Director                      February 18, 1994
         Charles Nirenberg
     /s/ Robert B. Stein, Jr.
- ------------------------------------  Director                      February 18, 1994
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Dairy Mart East, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.


                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Dairy Mart Farms, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Dairy Mart, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)


    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          CONNA Corporation


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          The Lawson Company


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          D.M. Insurance Limited


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          LMC, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)


    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          SNG of Southern Minnesota, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          The Lawson Milk Company


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Golden Stores, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Lakeside Wholesale, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Quik Shops, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Open Pantry Properties, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Remote Services, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Convenient Industries of America, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Oscar Ewing, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Convenient Gasoline, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Jackson County Grocery Co., Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Greenwell Grocery Co., Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          CIA Food Marts, Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Food Merchandisers, Incorporated


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENFIELD, STATE OF CONNECTICUT, ON THIS 18th DAY OF FEBRUARY, 1994

                                          Dairy Mart Convenience Stores of Ohio,
                                          Inc.


                                          By       /s/ Frank Colaccino
                                             ----------------------------------
                                                      Frank Colaccino
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                TITLE                        DATE
             ---------                                -----                        ----
        /s/ Frank Colaccino             President, Chief Executive Officer    February 18, 1994
- ------------------------------------      and Director (Principal
          Frank Colaccino                 Executive Officer)



       /s/ Gregory G. Landry            Executive Vice President, Chief       February 18, 1994
- ------------------------------------      Financial Officer, and Director
         Gregory G. Landry                (Principal Financial and
                                          Accounting Officer)



    /s/ Mitchell J. Kupperman           Director                              February 18, 1994
- ------------------------------------
       Mitchell J. Kupperman



     /s/ Robert B. Stein, Jr.           Director                              February 18, 1994
- ------------------------------------
        Robert B. Stein, Jr.

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
    NO.                    DESCRIPTION OF DOCUMENT                     NUMBER
  -------                  -----------------------                   ----------
   1       Form of Underwriting Agreement among the Company, the
            Guarantors, and the Underwriter.
   4.1     Form of Indenture dated         , 1994, among the Com-
            pany, the Guarantors and Society National Bank, as
            trustee, relating to the      % Senior Subordinated
            Notes due 2004 being registered.
   4.2     Form of      % Senior Subordinated Note due 2004 and
            form of Notation of Guarantee (included in Exhibit
            4.1).
  *5       Opinion of Schatz & Schatz, Ribicoff & Kotkin as to the
            validity of the Notes and Guarantees being registered.
  10.1     Credit Agreement dated as of January 9, 1991, among the
            Company, Manufacturers Hanover Trust Company (prede-
            cessor to Chemical Bank) and other financial institu-
            tions ("Existing Credit Agreement") was filed as Ex-
            hibit 10.5 to the Company's Form 10-K for the fiscal
            year ended February 2, 1991, and is incorporated
            herein by reference. The First Amendment dated as of
            May 10, 1991 and the Second Amendment and Waiver dated
            as of February 6, 1992, both of which amended the Ex-
            isting Credit Agreement, were filed as Exhibit 10.1 to
            the Company's Form 10-K for the fiscal year ended Feb-
            ruary 1, 1992, and are incorporated herein by refer-
            ence. The Third Amendment dated as of December 11,
            1992 and the Fourth Amendment dated as of April 29,
            1993, both of which further amended the Existing
            Credit Agreement, were filed as Exhibit 10.1 to the
            Company's Form 10-K for the fiscal year ended January
            30, 1993, and are incorporated herein by reference.
            The Fifth Amendment dated as of January 31, 1994, fur-
            ther amending the Existing Credit Agreement, is in-
            cluded as Exhibit 10.1 hereto.
 *10.2     Credit Agreement among the Company, Fleet Bank, Na-
            tional Association and Society National Bank dated as
            of    , 1994.
  10.3     Amended and Restated 1985 Incentive Stock Option Plan.
            Form of Incentive Stock Option Agreement was filed as
            part of Exhibit 10.4 to the Company's annual report on
            Form 10-K for the fiscal year ended January 30, 1988,
            and is incorporated herein by reference.
  10.4     1983 Incentive Stock Option Plan and form of Incentive
            Stock Option Agreement thereunder were filed as Exhib-
            its 4.1 and 4.2, respectively, to the Company's Regis-
            tration Statement on Form S-8 (File No. 33-8209) filed
            on August 26, 1986, and are incorporated herein by
            reference.
  10.5     1990 Stock Option Plan and forms of qualified and non-
            qualified stock option agreements thereunder were
            filed as Exhibit 10.4 to the Company's Form 10-K for
            the fiscal year ended February 2, 1991, and are incor-
            porated herein by reference.
  10.6     Employment Agreement between the Company and Charles
            Nirenberg, dated December 5, 1991, was filed as Ex-
            hibit 10.5 to the Company's Form 10-K for the fiscal
            year ended February 1, 1992, and is incorporated
            herein by reference.
  12       Statement concerning computation of ratios of earnings
            to fixed charges.
  23.1     Consent of Arthur Andersen & Co.
 *23.2     Consent of Schatz & Schatz, Ribicoff & Kotkin (included
            in Exhibit 5).
  25       Statement of eligibility and qualification of Society
            National Bank as Trustee on
            Form T-1.

- --------
* To be filed by amendment

                                      E-1